Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

David Smith

SVP and Treasurer

760.734.3075

ir@djoglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2018

Revenue and Profitability Growth Continue on Strength of Business Transformation

SAN DIEGO, CA, Nov. 13, 2018 – DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical technologies designed to get and keep people moving, today announced financial results for its public reporting subsidiary, DJO Finance LLC (“DJOFL”), for the third quarter ended September 29, 2018.

On January 1, 2018, DJO adopted Accounting Standards Update 2014-09, Revenue From Contracts with Customers, (“ASC 606”). Under ASC 606, in the third quarter the Company reclassified $5.0 million of costs from selling, general and administrative costs to net sales. The table below summarizes net sales and growth rates with, and without, the adoption of ASC 606. The currency impact and constant currency growth rates in the table below are determined by reference to revenue amounts excluding the ASC 606 adoption. Constant currency as presented herein is defined as reported growth adjusted for (i) the impact of year-over-year currency rate changes in the current period and (ii) the impact of the adoption of ASC 606.

$000’s	Q3 2018 Net Sales Overview
	Including ASC 606 Adoption		Excluding ASC 606 Adoption		Currency	Constant
	Revenue	Growth	Revenue	Growth	Impact	Currency
Surgical	$53,401	14.6%	$53,401	14.6%	0.0%	14.6%
International	78,211	1.6%	78,211	1.6%	-2.2%	3.9%
Recovery Sciences	35,812	-9.0%	37,977	-3.5%	0.0%	-3.5%
Bracing and Vascular	126,626	-1.1%	129,453	1.2%	0.0%	1.2%

Total DJO Global	$294,051	1.1%	$299,042	2.8%	-0.6%	3.4%

Third Quarter Highlights

•	Net sales grew 2.8% to $299.0 million, or $294.1 million as reported with the adoption of ASC 606, compared to $290.9 million in the prior year period.

•	Adjusted EBITDA continued to expand, increasing 8.1% over the prior year quarter to $72.2 million.

•	Operating income was $19.9 million compared to $21.8 million in the prior year period.

•	Net loss attributable to DJOFL was $29.5 million, compared to a net loss of $22.07 million in the prior year period.

Business Transformation

•

The business transformation that began in early 2017 continues to drive profitability, with Adjusted EBITDA margins (excluding the impact of ASC 606 adoption) up 118 basis points, or 92 basis points on a constant currency basis, in the third quarter of 2018 compared to the prior year. Year-to-date Adjusted EBITDA margin was 23.6% (excluding the impact of ASC 606 adoption), up 211 basis points from the prior year period.

•	Including $20.6 million in future annual run-rate savings from transformation actions taken to date, Adjusted EBITDA for the twelve months ended September 29, 2018 was $313.8 million.

“Our growth initiatives are working,” said Brady Shirley, DJO’s President and Chief Executive Officer. “We’re seeing revenue growth return in key segments and ongoing margin expansion, evidence that our efforts are driving results, and we continue to anticipate a stronger trajectory for the remainder of our fiscal year.”

Mike Eklund, Chief Financial Officer and Chief Operating Officer of DJO, added, “We have made such great progress in our transformation journey. Productivity was strong again in the quarter, as it has been the last several quarters, with Adjusted EBITDA for the quarter increasing 8.1%, or 2.9 times the growth in revenue, and margins improving about 120 basis points.”

Sales Results

Net sales for DJOFL for the third quarter of 2018 were $299.0 million, an increase of 2.8% from the prior year period, or $294.1 million with the adoption of ASC 606. On a constant currency basis, sales increased 3.4%. For the nine months ending September 29, 2018, net sales increased 3.2% to $901.9 million, or $891.5 million with the adoption of ASC 606. On a constant currency basis, net sales for the first nine months of 2018 increased 1.9% over net sales in the first nine months of 2017. The number of selling days in the quarter was the same as in the prior year period.

Net sales for DJO’s Surgical Implant segment grew 14.6% in the quarter to $53.4 million. There was strong double-digit growth across all three implant product lines compared to the same quarter in the prior year. For the nine months ending September 29, 2018, the Surgical Implant segment grew 10.1% over the prior year period to $160.9 million.

Net sales for DJO’s International segment grew 1.6% in the third quarter to $78.2 million, or 3.9% on a constant currency basis. There was strong growth in France and Australia, partially offset by market conditions in the Benelux region and in the United Kingdom. For the nine months ending September 29, 2018, the International segment revenue was $253.8 million, an increase of 8.1%, or 3.1% on a constant currency basis.

Net sales for DJO’s Recovery Sciences segment declined 3.5% in the third quarter to $38.0 million, or $35.8 million with the adoption ASC 606. Strong growth in the segment’s Regeneration CMF product line was offset by softness in the Chattanooga product line compared to the prior year period. For the nine months ending September 29, 2018, the Recovery Sciences segment declined 4.5% to $111.3 million, or $109.2 million with the adoption of ASC 606.

Net sales for DJO’s Bracing and Vascular segment grew 1.2% to $129.5 million in the third quarter, or $126.6 million with the adoption of ASC 606. There was strong growth in the segment’s DonJoy product line, partially offset by weakness in the Dr. Comfort footwear product line. Strength in acute care, demand for new products, and continued progress in transformation initiatives to improve service levels contributed to the results. For the nine months ending September 29, 2018, Bracing and Vascular net sales were $375.9 million, a slight decline of 0.1% from the first nine months of 2017, or $367.6 million with the adoption of ASC 606.

Earnings Results

Operating income was $19.9 million in the quarter compared to $21.8 million in the prior year period. For the nine months ending September 29, 2018, operating income was $89.1 million compared to $37.5 million in the prior year period, an increase of 138.0%. Net loss attributable to DJOFL was $29.5 million in the quarter compared to $22.7 million in the prior year period. For the nine months ended September 29, net loss was $60.8 million compared to $97.0 million in the nine months ended September 30, 2017.

Adjusted EBITDA for the third quarter was $72.2 million, an increase of 8.1% from the prior year period, or 7.5% based on constant currency rates. For the nine months ended September 29, 2018, Adjusted EBITDA was $212.7 million, up 13.3% from the prior year, or 12.0% on a constant currency basis. Including projected future run-rate savings of $20.6 million from cost savings programs currently underway as permitted under our credit agreement and the indentures governing our outstanding notes, Adjusted EBITDA for the twelve months ended September 29, 2018 was $313.8 million.

Net cash provided by continuing operating activities was $51.2 million for the nine months ended September 29, 2018 compared to $61.7 million for the nine months ended September 30, 2017. The change in cash flow was primarily attributable to higher inventory balances to allow for the modernization and consolidation of distribution facilities as part of the Company’s transformation initiatives, and to the payment in 2018 of certain non-recurring costs accrued in 2017 offset by the reduced net loss recognized during the period.

The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus net interest expense, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s secured term loan and revolving credit facilities (“Senior Secured Credit Facilities”) and the indentures governing its 8.125% second lien notes and its 10.75% third lien notes. A reconciliation between net loss attributable to DJOFL and Adjusted EBITDA is included in the attached financial tables.

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 8:30 am, Eastern Time Tuesday, November 13, 2018. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (346) 265-0698), using the reservation code 22322226. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

About DJO Global

DJO Global is a leading global provider of medical technologies designed to get and keep people moving. The Company’s products address the continuum of patient care from injury prevention to rehabilitation, enabling people to regain or maintain their natural motion. Its products are used by orthopaedic surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopaedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, ProCare®, DJO® Surgical, Dr. Comfort® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for improved liquidity, estimated cost reductions associated with the execution of its business transformation plans and improved efficiencies. The words “believe,” “will,” “should,” “expect,” “target,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business transformation plans, including achievement of planned actions to improve liquidity, improvements in operational effectiveness, optimization of the Company’s procurement activities, improvements in manufacturing, distribution, sales and operations planning, and actions to improve the profitability of the mix of our product and customers. Other important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: business strategies relative to our Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payers; the Company’s highly leveraged financial position; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and government investigations; the availability and sufficiency of insurance coverage for pending and future product liability claims; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 16, 2018. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

-tables to follow-

DJO FINANCE LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net sales	$294,051	$290,876	$891,517	$874,011
Operating expenses:
Cost of sales (exclusive of amortization of intangible assets of $6,635 and $19,929 for the three and nine months ended September 29, 2018, respectively and $6,981 and $20,942 for the three and nine months ended September 30, 2017, respectively)	129,400	122,325	375,780	366,779
Selling, general and administrative	119,964	122,066	351,459	391,967
Research and development	10,249	8,864	30,687	27,066
Amortization of intangible assets	14,557	15,852	44,445	50,713

	274,170	269,107	802,371	836,525

Operating income	19,881	21,769	89,146	37,486
Other (expense) income:
Interest expense, net	(46,598)	(43,691)	(136,299)	(129,446)
Other (expense) income, net	(554)	824	(1,040)	2,008

	(47,152)	(42,867)	(137,339)	(127,438)

Loss before income taxes	(27,271)	(21,098)	(48,193)	(89,952)
Income tax provision	(2,182)	(1,504)	(12,201)	(6,677)

Net loss from continuing operations	(29,453)	(22,602)	(60,394)	(96,629)
Net income from discontinued operations	164	123	486	228

Net loss	(29,289)	(22,479)	(59,908)	(96,401)
Net income attributable to noncontrolling interests	(208)	(214)	(846)	(644)

Net loss attributable to DJO Finance LLC	$(29,497)	$(22,693)	$(60,754)	$(97,045)

DJO FINANCE LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 29, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$27,619	$31,985
Accounts receivable, net	172,492	190,324
Inventories, net	183,837	169,137
Prepaid expenses and other current assets	30,818	20,218
Current assets of discontinued operations	511	511

Total current assets	415,277	412,175
Property and equipment, net	143,041	133,522
Goodwill	878,689	864,112
Intangible assets, net	570,725	607,088
Other assets	4,523	5,128

Total assets	$2,012,255	$2,022,025

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$102,009	$98,331
Accrued interest	47,329	18,015
Current portion of debt obligations	23,488	15,936
Other current liabilities	128,989	126,360

Total current liabilities	301,815	258,642
Long-term debt obligations	2,397,975	2,398,184
Deferred tax liabilities, net	145,606	142,597
Other long-term liabilities	20,675	13,080

Total liabilities	$2,866,071	$2,812,503

Commitments and contingencies (Note 15)
Deficit:
DJO Finance LLC membership deficit:
Member capital	847,111	844,115
Accumulated deficit	(1,676,347)	(1,615,536)
Accumulated other comprehensive loss	(26,189)	(21,072)

Total membership deficit	(855,425)	(792,493)
Noncontrolling interests	1,609	2,015
Total deficit	(853,816)	(790,478)

Total liabilities and deficit	$2,012,255	$2,022,025

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

DJO FINANCE LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended
	September 29, 2018	September 30, 2017
Cash flows from operating activities:
Net loss	$(59,908)	$(96,401)
Net income from discontinued operations	(486)	(228)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	34,942	32,288
Amortization of intangible assets	44,445	50,713
Amortization of debt issuance costs and non-cash interest expense	6,608	6,153
Stock-based compensation expense	2,155	1,329
Loss on disposal of assets, net	641	1,001
Deferred income tax (benefit) expense	(3,225)	2,865
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	16,123	7,472
Inventories	(15,885)	(7,959)
Prepaid expenses and other assets	(5,646)	(562)
Accrued interest	29,596	24,998
Accounts payable and other current liabilities	1,826	40,080

Net cash provided by continuing operating activities	51,186	61,749

Net cash provided by discontinued operations	486	228

Net cash provided by operating activities	51,672	61,977
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(9,392)	—
Purchases of property and equipment	(40,758)	(33,597)

Net cash used in investing activities	(50,150)	(33,597)
Cash flows from financing activities:
Proceeds from revolver borrowings	88,500	65,275
Proceeds from capital lease	15,000	—
Repayments of debt obligations	(107,136)	(87,290)
Repurchase of common stock	—	(3,600)
Investment by parent	—	443
Dividends paid to minority interests	(1,169)	(1,102)

Net cash used in financing activities	(4,805)	(26,274)
Effect of exchange rate changes on cash and cash equivalents	(1,083)	1,700

Net (decrease) increase in cash and cash equivalents	(4,366)	3,806
Cash and cash equivalents at the beginning of the period	31,985	35,212

Cash and cash equivalents at the end of the period	$27,619	$39,018

Non-cash investing activities:
Purchases of surgical instruments included in accounts payable	$6,193	$4,731
Stock issued as part of acquisition consideration	$698	$—

DJO FINANCE LLC

UNAUDITED SEGMENT INFORMATION

(in thousands)

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net sales:
Bracing and Vascular	$126,627	$127,971	$367,627	$376,439
Recovery Sciences	35,812	39,346	109,159	116,622
Surgical Implant	53,401	46,613	160,938	146,197
International	78,211	76,946	253,793	234,753

	$294,051	$290,876	$891,517	$874,011

Operating income:
Bracing and Vascular	$29,180	$27,060	$78,436	$72,292
Recovery Sciences	11,400	11,322	29,649	30,938
Surgical Implant	11,074	9,126	34,005	27,328
International	16,742	14,894	55,592	42,013
Expenses not allocated to segments and eliminations	(48,515)	(40,633)	(108,536)	(135,085)

	$19,881	$21,769	$89,146	$37,486

DJO Finance LLC

Adjusted EBITDA

For the Nine Months Ended September 29, 2018 and September 30, 2017

(unaudited)

Our Senior Secured Credit Facilities, consisting of a $1,055.0 million term loan facility (including a $20.0 million delayed draw term loan facility) and a $150.0 million asset-based revolving credit facility, under which $87.5 million was outstanding as of September 29, 2018, and the Indentures governing our $1,015.0 million of 8.125% second lien notes and $298.5 million of 10.75% third lien notes (collectively, the “notes”) represent significant components of our capital structure. Under our Senior Secured Credit Facilities, we are required to maintain a specified senior secured first lien leverage ratio, which is determined based on our Adjusted EBITDA. If we fail to comply with the senior secured first lien leverage ratio under our Senior Secured Credit Facilities, we would be in default. Upon the occurrence of an event of default under the Senior Secured Credit Facilities, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets as collateral under the Senior Secured Credit Facilities and under the notes. Any acceleration under the Senior Secured Credit Facilities would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our and our subsidiaries’ ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified in the Senior Secured Credit Facilities and the Indentures governing those notes will depend on future events, some of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our Senior Secured Credit Facilities and the Indentures governing the notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Senior Secured Credit Facilities and the Indentures governing the notes. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) attributable to DJOFL or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) attributable to DJOFL or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Senior Secured Credit Facilities and the Indentures governing the notes allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss) attributable to DJOFL. However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

The following table provides reconciliation between net income (loss) attributable to DJOFL and Adjusted EBITDA (in thousands):

					Twelve Months Ended
	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017	September 29, 2018
Net loss attributable to DJO Finance LLC	$(29,497)	$(22,693)	$(60,754)	$(97,045)	$397
Income (loss) from discontinued operations, net	(164)	(123)	(486)	(228)	(567)
Interest expense, net	46,598	43,691	136,299	129,446	181,091
Income tax provision (benefit)	2,182	1,504	12,201	6,677	(55,196)
Depreciation and amortization	26,010	26,285	79,386	83,001	107,646
Non-cash charges (a)	1,280	1,204	2,030	2,312	4,817
Non-recurring and integration charges (b)	24,989	15,712	41,272	59,296	51,240
Other adjustment items (c)	841	1,249	2,701	4,160	3,797

	72,239	66,829	212,649	187,619	293,225
Permitted pro forma adjustments applicable to the twelve months period only (Note 1) Future cost savings					20,533

Adjusted EBITDA	$72,239	$66,829	$212,649	$187,619	$313,758

Note 1 — Permitted pro forma adjustments include future cost savings from cost reduction actions related to our business transformation initiative, recognized as permitted under our credit agreement and the indentures governing our notes.

(a)	Non-cash charges are comprised of the following (in thousands):

					Twelve Months Ended
	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017	September 29, 2018
Stock compensation expense	$1,260	$483	$2,155	$1,329	$4,522
Loss (gain) on disposal of fixed assets and assets held for sale, net	20	721	(125)	983	295

Total non-cash charges	$1,280	$1,204	$2,030	$2,312	$4,817

(b)	Non-recurring and integration charges are comprised of the following (in thousands):

					Twelve Months Ended
	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017	September 29, 2018
Restructuring and reorganization (1)	$21,105	$11,391	$35,222	$50,441	$41,121
Acquisition related expenses and integration (2)	698	879	1,447	1,457	2,096
Executive transition	—	—	—	(49)	—
Litigation and regulatory costs and settlements, net (3)	3,186	3,336	4,603	6,748	8,029
IT automation projects	—	106	—	699	(6)

Total non-recurring and integration charges	$24,989	$15,712	$41,272	$59,296	$51,240

(1)	Consist of costs related to the Company’s business transformation projects to improve the Company’s operational profitability and liquidity.

(2)	Consists of direct acquisition costs and integration expenses related to acquired businesses and costs related to potential acquisitions.
(3)

For the twelve months ended September 29, 2018, litigation and regulatory costs consisted of $1.5 million in litigation costs related to ongoing product liability issues and $6.5 million related to other litigation and regulatory costs and settlements.

(c)	Other adjustment items before permitted pro forma adjustments are comprised of the following (in thousands):

					Twelve Months Ended
	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017	September 29, 2018
Blackstone monitoring fees	$—	$1,750	$—	$5,250	$975
Non-controlling interests	208	214	846	644	1,001
Foreign currency transaction losses (gains) and other expense (income)	481	(793)	967	(2,229)	1,098
Franchise and other tax	80	109	816	273	925
Other	72	(31)	72	222	(202)

Total other adjustment items	$841	$1,249	$2,701	$4,160	$3,797